Exhibit 3.3

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “LIFESCI ACQUISITION III CORP.”, CHANGING ITS NAME FROM “LIFESCI ACQUISITION III CORP.” TO “DMB ACQUISITION CORP.”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF NOVEMBER, A.D. 2021, AT 11:28 O`CLOCK A.M.

7758478 8100	Authentication: 204680344
SR# 20213779657	Date: 11-13-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:28 AM 11/12/2021
FILED 11:28 AM 11/12/2021
SR 20213779657 - File Number 7758478

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

LIFESCI ACQUISITION III CORP.

I, Andrew McDonald, being the Chief Executive Officer of LifeSci Acquisition III Corp., a corporation existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:     The name of the Corporation is: LifeSci Acquisition III Corp.

SECOND:     The certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 18, 2019 (the “Certificate of Incorporation”).

THIRD:     The Certificate of Incorporation is hereby amended by striking Article FIRST thereof in its entirety and substituting in lieu thereof a new Article FIRST which shall read in its entirety as follows:

“FIRST:     The name of the corporation is DMB Acquisition Corp., (hereinafter called the “Corporation”).”

FOURTH:     This Certificate of Amendment of Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned affirms that the statements made herein are true under the penalties of perjury, this 10th day of November, 2021.

Andrew McDonald
Chief Executive Officer